SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2005

WASTE INDUSTRIES USA, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

000-31050	56-0954929
(Commission File Number)	(IRS Employer ID Number)

3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 325-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 16, 2005, Waste Industries USA, Inc. and its subsidiaries entered into a Commitment Increase Agreement with Bank of America, N.A., as the increasing bank, and Bank of America, N.A. (successor by merger to Fleet National Bank), as Administrative Agent. Pursuant to the commitment increase, Bank of America, as the increasing bank, agreed to lend up to an additional $25 million to Waste Industries under the Amended and Restated Revolving Credit Agreement, dated as of August 27, 2003, among Waste Industries and its subsidiaries, the lending banks that are parties to the credit facility, including Bank of America, and Bank of America as Administrative Agent. Prior to the commitment increase, the credit facility had a maximum limit of $175 million, which was subject to increase to $200 million at the request of Waste Industries, which request was subject to the approval of the Administrative Agent. All other terms of the credit facility remain unchanged.

Virtually all of the assets of Waste Industries and its subsidiaries, including Waste Industries’ ownership interest in the equity securities of its subsidiaries, secure Waste Industries’ obligations under the credit facility. The credit facility bears interest at a rate per annum equal to, at Waste Industries’ option, either a Bank of America base rate or at the Eurodollar rate (based on Eurodollar interbank market rates) plus, in each case, a percentage rate that fluctuates, based on the ratio of Waste Industries’ funded debt to EBITDA (income before income taxes plus interest expense and depreciation and amortization), from 0.25% to 1.25% for base rate borrowings and 1.75% to 2.75% for Eurodollar rate borrowings. The credit facility requires Waste Industries to maintain certain financial ratios and satisfy other predetermined requirements, such as minimum net worth, net income, and limits on capital expenditures and indebtedness. It also requires the lenders’ approval of acquisitions in some circumstances.

Prior to the commitment increase, Waste Industries had approximately $17.3 million in availability under the credit facility. As of the date of filing of this report, Waste Industries had not drawn on the increase. Waste Industries sought the commitment increase to provide assurance to North Carolina environmental authorities that Waste Industries has the financial ability to construct the Black Bear solid waste landfill facility that it is developing in Camden County, North Carolina.

A copy of the commitment increase is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 16, 2005, Waste Industries USA, Inc. and it subsidiaries entered into a Commitment Increase Agreement with Bank of America, N.A., as the increasing bank, and Bank of America, N.A. (successor by merger to Fleet National Bank), as Administrative Agent. The material terms and conditions of the commitment increase are set forth in Item 1.01 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

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Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.24	Commitment Increase Agreement dated September 16, 2005 among Waste Industries USA, Inc. and its subsidiaries, Bank of America, N.A. and Bank of America, N.A. as Administrative Agent.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WASTE INDUSTRIES USA, INC.

Date: September 22, 2005

/s/ D. Stephen Grissom
D. Stephen Grissom
Chief Financial Officer

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